As filed with the Securities and Exchange Commission on March 18, 2021

Registration No. 333-228405

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT NO. 333-228405

UNDER

THE SECURITIES ACT OF 1933

RED LION HOTELS CORPORATION

(Exact name of registrant as specified in its charter)

Washington	91-1032187
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1550 Market St. #425

Denver, Colorado 80202

(509) 459-6100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jennifer B. Clark

Secretary

Red Lion Hotels Corporation

c/o Sonesta International Hotels Corporation

Two Newton Place

255 Washington Street

Newton, Massachusetts 02458

(617) 315-9200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copy to:

Steven M. Haas

Hunton Andrews Kurth LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219-4074

(804) 788-8200

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (Registration No. 333-228405) (the “Registration Statement”) filed by Red Lion Hotels Corporation (“Red Lion” or the “Registrant”) with the Securities and Exchange Commission (the “SEC”) on November 15, 2018, registering 442,533 shares of common stock, par value $0.01 per share, of Red Lion (“Common Stock”), which could have been offered for sale from time to time by the selling shareholder named therein. (Note that the share number listed above does not take into account any corporate actions, such as stock splits, taken in the interim, as applicable).

On March 17, 2021, pursuant to the terms of the Agreement and Plan of Merger, dated December 30, 2020, by and among Red Lion, Sonesta International Hotels Corporation (“Sonesta”), and Roar Merger Sub Inc., a wholly owned subsidiary of Sonesta (“Merger Sub”), Merger Sub merged with and into Red Lion (the “Merger”), with Red Lion surviving the Merger as a wholly owned subsidiary of Sonesta. As a result of the Merger, Red Lion has terminated all offerings of Red Lion’s securities pursuant to existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with the undertakings made by Red Lion in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, Red Lion hereby removes from registration all of such securities of Red Lion registered but not sold or otherwise issued under the Registration Statement, if any, as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on March 18, 2021.

RED LION HOTELS CORPORATION

By:	/s/ Jennifer B. Clark
Name:	Jennifer B. Clark
Title:	Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.